American Mutual Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$342,770
Class B	$9,168
Class C	$10,541
Class F	$10,540
Total	$373,019
Class 529-A	$4,530
Class 529-B	$491
Class 529-C	$805
Class 529-E	$212
Class 529-F	$140
Class R-1	$156
Class R-2	$1,782
Class R-3	$3,686
Class R-4	$1,203
Class R-5	$5,251
Total	$18,256

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6100
Class B	$0.3774
Class C	$0.3640
Class F	$0.5972
Class 529-A	$0.5826
Class 529-B	$0.3399
Class 529-C	$0.3425
Class 529-E	$0.4943
Class 529-F	$0.6438
Class R-1	$0.3342
Class R-2	$0.3571
Class R-3	$0.4944
Class R-4	$0.5840
Class R-5	$0.6715

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	569,227
Class B	24,321
Class C	29,731
Class F	18,345
Total	641,624
Class 529-A	8,279
Class 529-B	1,491
Class 529-C	2,481
Class 529-E	459
Class 529-F	250
Class R-1	458
Class R-2	5,199
Class R-3	7,338
Class R-4	2,251
Class R-5	9,046
Total	37,252

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.29
Class B	$31.06
Class C	$31.00
Class F	$31.21
Class 529-A	$31.25
Class 529-B	$31.14
Class 529-C	$31.13
Class 529-E	$31.17
Class 529-F	$31.28
Class R-1	$31.10
Class R-2	$31.06
Class R-3	$31.14
Class R-4	$31.23
Class R-5	$31.29